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                                                                      Exhibit 12

                           CCPC HOLDING COMPANY, INC.
                       COMPUTATION OF RATIO OF EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
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                                            Nine Months Ended                     Fiscal Year Ended
                                           -------------------   ----------------------------------------------------
                                           Sept. 30,  Sept. 30,  Dec. 31,   Dec. 31,   Dec. 31,   Jan. 1,    Jan. 2,
                                             1998        1997      1997       1996       1995       1995       1994
                                           --------   --------   --------   --------   --------   --------   --------
Income (loss) before taxes on income       $(46,533)  $ 12,646   $ 26,067   $  7,906   $(19,994)  $ 10,817   $(58,518)
Adjustments:
Distributed income of less than
   50% owned companies                          302       (232)      (295)      (105)      (133)        --         --
Fixed charges net of capitalized
   interest                                  32,289     12,666     16,974     20,377     16,914     18,205     17,108
                                           --------   --------   --------   --------   --------   --------   --------

Earnings before taxes and fixed
   charges as adjusted                     $(13,942)  $ 25,080   $ 42,746   $ 28,178   $ (3,213)  $ 29,022   $(41,410)
                                           ========   ========   ========   ========   ========   ========   ========

FIXED CHARGES:
Interest incurred                          $ 24,255   $  7,568   $  9,914   $ 13,609   $ 12,478   $ 12,849   $ 12,347
Portion of rent expense which
   represents interest factor                 5,754      5,831      8,000      8,000      6,000      6,342      5,767
Amortization of debt costs                    2,764         --         --         --         --         --         --
                                           --------   --------   --------   --------   --------   --------   --------

Total fixed charges                          32,773     13,399     17,914     21,609     18,478     19,191     18,114
Capitalized interest                           (484)      (733)      (940)    (1,232)    (1,564)      (986)    (1,006)
                                           --------   --------   --------   --------   --------   --------   --------

Total fixed charges net of
   capitalized interest                    $ 32,289   $ 12,666   $ 16,974   $ 20,377   $ 16,914   $ 18,205   $ 17,108
                                           ========   ========   ========   ========   ========   ========   ========

PREFERRED DIVIDENDS:

Preferred dividend requirements            $  1,827         --         --         --         --         --         --
Ratio of pre-tax income to income
   before minority interest and
   equity earnings                              1.7         --         --         --         --         --         --
                                           --------   --------   --------   --------   --------   --------   --------
Pre-tax preferred dividend
   requirement                                3,045         --         --         --         --         --         --
Total fixed charges                          32,773   $ 13,399   $ 17,914   $ 21,609   $ 18,478   $ 19,191   $ 18,114
                                           --------   --------   --------   --------   --------   --------   --------
Fixed charges and pre-tax preferred
   dividend requirement                    $ 35,818   $ 13,399   $ 17,914   $ 21,609   $ 18,478   $ 19,191   $ 18,114
                                           ========   ========   ========   ========   ========   ========   ========

RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED DIVIDENDS                      1.9X       2.4X       1.3X                  1.5X

DEFICIENCY OF EARNINGS TO COMBINED
   FIXED CHARGES AND PREFERRED
   DIVIDENDS                                 49,760         --         --         --     21,691         --     59,524
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